Exhibit 99.1

Contact:	John Christie Senior Director, Investor Relations AvalonBay Communities, Inc. 703-317-4747

For Immediate Release

AVALONBAY COMMUNITIES INC. ANNOUNCES

CEO SUCCESSION PLAN

Arlington, VA (June 6, 2011) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Bryce Blair, Chairman and Chief Executive Officer, will retire from his role as CEO at the end of 2011.  Timothy J. Naughton, the Company’s President, will then assume the additional role and title of Chief Executive Officer.  Mr. Blair will remain as Chairman of the Board through 2012.  During 2012, Mr. Blair will devote at least half his work time on AvalonBay matters, particularly with respect to development and construction activities.

“I have served as AvalonBay’s CEO for over 10 years and have been with the company for over 25 years,” said Mr. Blair.  “During that time, and with the assistance of a great team of senior leaders and our dedicated associates, we have assembled an outstanding multifamily portfolio in the best markets in the country, established a widely admired development platform, and grown a talented organization with deep bench strength.  We are well positioned for the future, and consequently I felt that the time was right for me personally and for AvalonBay to initiate a leadership transition.”

Lance Primis, Lead Independent Director of the AvalonBay Board of Directors, said:   “We are grateful for the exceptional leadership Bryce has provided AvalonBay as CEO, and as a result we begin this transition as a recognized and well-positioned leader in our industry and in our markets.  We are fortunate that Bryce will remain as Chairman of the Board with active involvement in management through 2012.  We are equally fortunate to have a very capable and talented executive in Tim Naughton who will assume the CEO position.  The Board is confident that Bryce’s on-going role, combined with Tim’s long tenure and experience at AvalonBay, will ensure a smooth executive transition.”

“Tim and I have worked together at AvalonBay for over 20 years,” said Mr. Blair.  “During that time he has served AvalonBay effectively in a variety of leadership roles.  I am confident that, with Tim as CEO, AvalonBay will continue its history of creating outsized value for shareholders by being a leading developer, investor and manager of multifamily communities in the country’s best markets.”

“I’m looking forward to taking on the CEO role and working closely with Bryce to assure a smooth transition,” said Mr. Naughton.  “We have a talented and experienced leadership team that will provide important continuity as we execute upon our well defined strategy and strong competitive position in what we expect will be a significant growth cycle for apartments in our markets.”

Mr. Naughton has served as President and a Director since 2005.  He joined the Company in 1989 and has served in a variety of roles, including Chief Operating Officer, Chief Investment Officer, and development and acquisitions officer.  Mr. Naughton received an MBA from Harvard Business School and a BA in Economics from the University of Virginia.

About AvalonBay Communities, Inc.

As of March 31, 2011, the Company owned or held a direct or indirect ownership interest in 187 apartment communities containing 55,027 apartment homes in ten states and the District of Columbia, of which 11 communities were under construction and nine communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier to entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: national and local economic trends, including those relating to employment levels, household formation or homeownership trends, may be different than we anticipate, which may adversely impact our expected occupancy and revenue assumptions and projections; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter or full year 2011.  The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.